Nonstatutory Stock Option
Granted by Green Mountain Coffee Roasters, Inc.

  Grant of Option.

  This certificate evidences a nonstatutory stock option (this "Stock Option") granted by Green Mountain Coffee Roasters, Inc., a Delaware corporation (the "Company"), on June 15, 2006 to Nicholas Lazaris (the "Participant") pursuant to the Employment Agreement of May 2, 2006 by and between Karma Merger Sub, Inc. and the Participant (the "Employment Agreement"). This Stock Option is granted pursuant to the exception to shareholder approval provided for inducement grants under NASD Rule 4350(i) and shall not be deemed to be granted under the Company's 2006 Incentive Plan (the "Plan") or under any other incentive plan of the Company. Notwithstanding the above, this Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference, and to the provisions of the Employment Agreement. Under this Stock Option, the Participant or the Participant's permitted transferee may purchase, in whole or in part, on the terms herein provided, a total of 50,000 shares of common stock of the Company (the "Shares") at $37.00 per Share, which is not less than the fair market value of the Shares on the date of grant. The latest date on which this Stock Option, or any part thereof, may be exercised is June 14, 2016 (the "Final Exercise Date"). The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a nonstatutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

  This Stock Option is exercisable in the following cumulative installments prior to the Final Exercise Date:

                      12,500 Shares on and after June 15, 2007;
  an additional 12,500 Shares on and after June 15, 2008;
  an additional 12,500 Shares on and after June 15, 2009; and
  an additional 12,500 Shares on and after June 15, 2010.

  Notwithstanding the foregoing, in the event of a termination of the Participant's employment described in Section 5(g) of the Employment Agreement, the Stock Option may become fully vested in accordance with the provisions of such Section 5(g), subject to the compliance by the Participant with the terms of such section. Subject to the preceding sentence, upon termination of the Participant's Employment, any portion of this Stock Option that is not then exercisable shall immediately expire and the remainder of this Stock Option shall remain exercisable for three months and shall then expire; provided, that if termination of the Participant's Employment resulted for reasons that in the determination of the Administrator cast such discredit on the Participant as to justify immediate forfeiture of this Stock Option, this entire Stock Option shall expire immediately upon termination of Employment and no portion thereof shall thereafter remain exercisable; further provided, that any portion of this Stock Option that is outstanding immediately prior to the Participant's death, to the extent then exercisable, will remain exercisable for one year following the Participant's death; and further provided, that in no event shall any portion of this Stock Option be exercisable after the Final Exercise Date.

  Exercise of Stock Option.

  Each election to exercise this Stock Option shall be in writing, signed by the Participant or the Participant's permitted transferee (the "Option Holder"), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Administrator; (ii) through the delivery of shares of stock of the Company that have been outstanding for at least six months and that have a fair market value equal to the purchase price; (iii) through a broker-assisted exercise program acceptable to the Administrator; or (iv) through any combination of the foregoing. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

  Restrictions on Transfer of Shares.

  If at the time this Stock Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company's common stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

  Withholding; Agreement to Provide Security.

  If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld (or makes other arrangements satisfactory to the Company for the payment of such taxes).

  Nontransferability of Stock Option.

  This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

  Provisions of the Plan.

A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

                                                                                                                Green Mountain Coffee Roasters, Inc.

                                                                                                                By /s/ Frances Rathke

                Dated:  6/15/06

                                                                                                                Acknowledged

                                                                                                                 /s/ Nicholas Lazaris

                Dated:  6/16/2006